EXHIBIT 99.1

news release
Enzo Biochem, Inc. 527 Madison Avenue New York, NY 10022

FOR IMMEDIATE RELEASE

ENZO BIOCHEM ACQUIRES BIOMOL INTERNATIONAL,
FURTHER EXPANDING ITS LIFE SCIENCES OPERATIONS
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Acquisition Seen as Strategic and Accretive, Adding Management, Manufacturing
and Scientific Depth

NEW YORK, NY, May 9, 2008 -- Enzo Biochem, Inc. (NYSE:ENZ) announced the acquisition on May 8th of substantially all of the U.S. based assets of BIOMOL International, LP, of Plymouth Meeting, PA, and all of the stock of its two-wholly-owned United Kingdom subsidiaries. BIOMOL is a privately owned global producer of over 3,300 specialty life science products for the areas of signal transduction, lipid research, apoptosis, neuroscience and drug discovery, with a research focus in the field of functional proteomics.

          “This acquisition is in line with our strategy to grow Enzo Life Sciences, backed by our extensive IP estate, both organically and through acquisition,” said Barry Weiner, Enzo President. “Coupling BIOMOL with our acquisition of Axxora Life Sciences less than a year ago, we have succeeded in transforming Enzo Life Sciences into a global manufacturer and marketer of reagents and systems spanning a wide spectrum of scientific applications. BIOMOL has annual revenues tracking nearly $11.5 million, and annual growth of about 9%; this will help to speed Enzo’s annual overall run rate toward the $100 million level. BIOMOL has a strong record of revenue and profit growth, and is expected to become accretive to Enzo’s earnings, prior to purchase accounting adjustments. Moreover, Enzo’s strong international presence will serve to enhance the worldwide marketing efforts of the BIOMOL product line.”

          “BIOMOL is a major addition to our life science business. Founded in 1983, it has an experienced management team, a proprietary product line, and facilities in Pennsylvania and in the UK that complement our existing manufacturing and marketing capabilities,” added Mr. Weiner. “Their manufacturing capabilities should serve to enhance Enzo Life Sciences’ operating margins. Moreover, its UK subsidiaries, Affiniti Limited and Affiniti Research Products Limited, are accredited under the ISO9001:2000 international quality management standard, providing Enzo with the ability to supply raw materials under the most rigorous quality standards.”

          With this acquisition, Enzo Life Sciences now has US operations in New York, Pennsylvania and California, and overseas facilities in Switzerland, the UK and Belgium, as well as more than 50 distributors worldwide.

          The purchase price of $18 million is comprised of $15 million in cash and $3 million in unregistered stock, in addition to earn-outs over the next two years. BIOMOL’s founders and senior management will remain actively involved with Enzo Life Sciences.

          “We at BIOMOL are very pleased to join Enzo, and to further extend its already considerable life sciences capabilities,” said Dr. Robert E. Zipkin, President of BIOMOL, and one of its founders. “In growing our company we have developed what we call the BIOMOL advantage, including cutting edge signal transduction products, innovative research tools, superior laboratory tested quality products, and outstanding technical support by scientists who understand product applications. We look with great anticipation to combining our operations with Enzo Life Sciences to expand our success to date.”

          BIOMOL’s product offerings include enzymes and enzyme inhibitors, substrates, peptides, antibodies, and all-inclusive, easy-to-use assay systems. The Company currently has approximately 50 employees in its US and UK facilities.

About Enzo

          Enzo Biochem is engaged in the research, development, manufacture and licensing of innovative health care products and technologies based on molecular biology and genetic engineering techniques, and in providing diagnostic services to the medical community. Enzo’s Life Sciences division develops, produces and markets proprietary labeling and detection products for gene sequencing, genetic analysis and immunological research among others. Its catalog of over 25,000 products serves the molecular biology, drug discovery and pathology research markets. The Company's therapeutic division is in various stages of clinical evaluation of its proprietary gene medicine for HIV-1 infection and its proprietary immune regulation medicines for uveitis, Crohn's Disease, and NASH (non-alcoholic steatohepatitis), and conducts pre-clinical research on several candidate compounds aimed at producing new mineral and organic bone, including technology that could provide therapy for osteoporosis and fractures, among other applications. Enzo’s Clinical Labs division provides routine and esoteric reference laboratory services for physicians in the New York Metropolitan and New Jersey areas. Underpinning the Company’s technology and operations is an extensive intellectual property estate in which Enzo owns or licenses over 200 patents worldwide, and has pending applications for over 180 more. For more information visit our website www.enzo.com.

Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

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Contact:
    For: Enzo Biochem, Inc.
    Steve Anreder, 212-532-3232      Or      Michael Wachs, CEOcast, Inc., 212-732-4300